Exhibit 99.1

February 20, 2019	Analyst Contact:	Brandon Lohse 918-947-7472
	Media Contact:	Leah Harper 918-947-7123
ONE Gas Announces Fourth-quarter
and Full-year 2018 Financial Results

Analysts’ call and webcast scheduled tomorrow, Feb. 21, at 11 a.m. EST

TULSA, Okla. - Feb. 20, 2019 - ONE Gas, Inc. (NYSE: OGS) today announced its fourth-quarter and full-year 2018 financial results, which included diluted earnings per share of $0.84 and $3.25, respectively.

Highlights include:

•	Fourth-quarter 2018 net income was $44.7 million, or $0.84 per diluted share, compared with $47.1 million, or $0.89 per diluted share, in the fourth quarter 2017;

•	Full-year 2018 net income increased to $172.2 million, or $3.25 per diluted share, compared with $163.0 million, or $3.08 per diluted share, in 2017;

•	Full-year 2018 capital expenditures were $394.5 million, compared with $356.4 million in 2017;

•
On Jan. 15, 2019, the company increased its quarterly dividend 4 cents to 50 cents per share, or $2.00 per share on an annualized basis, payable on March 8, 2019, to shareholders of record at close of business Feb. 22, 2019; and

•	On Jan. 15, 2019, the company announced that its 2019 net income is expected to be in the range of $174 million to $190 million, or $3.27 to $3.57 per diluted share.

"Our 2018 results reflect the ongoing investments in the reliability of our systems to safely deliver natural gas, a key energy source for our more than 2 million customers," said Pierce H. Norton II, president and chief executive officer. "Our strategy enables the company to provide the safe and reliable service our customers expect, while also delivering value for shareholders."

FOURTH-QUARTER 2018 FINANCIAL PERFORMANCE

ONE Gas reported operating income of $80.8 million in the fourth quarter 2018, compared with $93.8 million in the fourth quarter 2017.

Net margin, which is comprised of total revenues less cost of natural gas, decreased by $6.7 million compared with fourth quarter 2017, which primarily reflects:

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ONE Gas Announces Fourth-quarter and Full-year 2018 Financial Results

February 20, 2019

•	A $14.8 million decrease related to the deferral of potential refund obligations associated with the Tax Cuts and Jobs Act of 2017 and related rate adjustments; offset by

•	A $3.2 million increase from new rates primarily in Texas and Kansas;

•	A $1.7 million increase due to higher transportation volumes;

•	A $1.4 million increase attributed to net residential customer growth in Oklahoma and Texas; and

•	A $1.2 million increase due to higher sales volumes, net of weather normalization, primarily from colder weather in 2018 compared with 2017.

Fourth-quarter 2018 operating costs were $123.8 million, compared with $120.0 million in the fourth quarter 2017, which primarily reflects:

•	A $5.9 million increase from the 2017 deferral of manufactured gas plant expenses previously accrued, which was approved in Kansas as a regulatory asset; and

•	A $2.0 million increase in legal-related expenses; offset partially by

•	A $2.4 million decrease in employee-related expenses; and

•	A $1.1 million decrease in bad debt expense.

Fourth-quarter 2018 depreciation and amortization expense was $41.1 million, compared with $38.6 million in the fourth quarter 2017, due primarily to an increase in depreciation expense from capital investments placed in service.

Fourth quarter 2018 income tax expense was $16.5 million, compared with $31.4 million in 2017, which includes a $14.9 million decrease due primarily to the decrease in the federal statutory income tax rate.

Capital expenditures were $115.2 million for the fourth quarter 2018, compared with $107.3 million in the fourth quarter 2017, due primarily to increased system integrity activities and extending service to new areas.

Fourth-Quarter 2018 Key Statistics: More detailed information is listed on page 13 in the tables.

•	Actual heating degree days across the company’s service areas were 4,357 in the fourth quarter 2018, 11 percent colder than normal and 21 percent colder than the same period last year;

•	Actual heating degree days in the Oklahoma service area were 1,553 in the fourth quarter 2018, 20 percent colder than normal and 22 percent colder than the same period last year;

•	Actual heating degree days in the Kansas service area were 2,004 in the fourth quarter 2018, 5 percent colder than normal and 15 percent colder than the same period last year;

•	Actual heating degree days in the Texas service area were 800 in the fourth quarter 2018, 11 percent colder than normal and 36 percent colder than the same period last year;

•	Residential natural gas sales volumes were 44.3 billion cubic feet (Bcf) in the fourth quarter 2018, up 22 percent compared with the same period last year;

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ONE Gas Announces Fourth-quarter and Full-year 2018 Financial Results

February 20, 2019

•	Total natural gas sales volumes were 58.2 Bcf in the fourth quarter 2018, up 23 percent compared with the same period last year;

•	Natural gas transportation volumes were 58.3 Bcf in the fourth quarter 2018, up 10 percent compared with the same period last year; and

•	Total natural gas volumes delivered were 116.5 Bcf in the fourth quarter 2018, up 16 percent compared with the same period last year.

FULL-YEAR 2018 FINANCIAL PERFORMANCE

Full-year 2018 operating income was $288.4 million, compared with $316.7 million in 2017.

Net margin, which is comprised of total revenues less cost of natural gas, decreased by $6.0 million compared with last year, which primarily reflects:

•	A $42.3 million decrease related to the deferral of potential refund obligations associated with the Tax Cuts and Jobs Act of 2017 and related rate adjustments; offset partially by

•	A $15.9 million increase from new rates primarily in Texas and Kansas;

•	A $6.1 million increase due primarily to higher transportation volumes;

•	A $5.7 million increase due to higher sales volumes, net of weather normalization, primarily from colder weather in 2018 compared with 2017;

•	A $4.9 million increase attributed to net residential customer growth in Oklahoma and Texas;

•	A $1.7 million increase in rider and surcharge recoveries due to a higher ad-valorem surcharge in Kansas, which is offset with higher regulatory amortization expense; and

•	A $0.9 million increase due to a compressed natural gas excise tax credit.

Full-year 2018 operating costs were $470.6 million, compared with $456.5 million in 2017, which primarily reflects:

•	An $8.4 million increase in employee-related expenses resulting from higher labor and benefit costs;

•	A $5.9 million increase from the 2017 deferral of manufactured gas plant expenses previously accrued, which was approved in Kansas as a regulatory asset;

•	A $2.4 million increase in legal-related expenses; and

•	A $1.2 million increase in bad debt expense; offset by

•	A $1.9 million decrease in outside services costs as certain pipeline maintenance activities were completed with internal resources; and

•	A $1.0 million decrease in insurance expense.

Full-year 2018 depreciation and amortization expense was $160.1 million, compared with $151.9 million in 2017, due primarily to a $7.5 million increase in depreciation expense from capital investments placed in service and an increase in the amortization of the ad-valorem surcharge rider in Kansas.

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ONE Gas Announces Fourth-quarter and Full-year 2018 Financial Results

February 20, 2019

Full-year 2018 income tax expense was $53.5 million, compared with $93.1 million in 2017, which includes a $39.6 million decrease due primarily to the decrease in the federal statutory income tax rate. Tax expense also includes a $2.8 million credit due to the tax benefits on vested long-term incentive awards in 2018.

Full-year 2018 capital expenditures were $394.5 million ($447.4 million including asset removal costs), compared with $356.4 million ($408.8 million including asset removal costs) in 2017, due primarily to increased system integrity activities and extending service to new areas.

The company ended the fourth quarter 2018 with $21.3 million of cash and cash equivalents and $399.3 million of credit available under its $700 million credit facility. The total debt-to-capitalization ratio at Dec. 31, 2018, was 44 percent, and the ratio of long-term debt-to-capitalization was 39 percent.

> View earnings tables

REGULATORY UPDATE

Oklahoma

In March 2018, Oklahoma Natural Gas filed its second annual Performance-Based Rate Change (PBRC) application following the general rate case that was approved in January 2016. In January 2019, the Oklahoma Corporation Commission approved an order requiring a reduction in customer base rates of $11.3 million annually beginning in February 2019. This reduction represents a decrease in base rates based on the company’s authorized return on equity of 9.5 percent and includes the reduction in the corporate federal income tax rate pursuant to the Tax Cuts and Jobs Act of 2017. In addition, the order requires that any earnings, including amounts attributable to tax savings, occurring in the 2018 calendar year that are above the authorized return on equity be returned to customers through the PBRC filing to be made on or before March 15, 2019.

As required, PBRC filings are made annually on or before March 15, until the next general rate case, which is required to be filed on or before June 30, 2021, based on a calendar 2020 test year.

Kansas

In June 2018, Kansas Gas Service filed a request with the Kansas Corporation Commission (KCC) for an increase in base rates, reflecting investments in system improvements and changes in operating costs necessary to maintain the safety and reliability of its natural gas distribution system. In February 2019, the KCC issued an order that included a net base rate increase of $18.6 million and a Gas System Reliability Surcharge (GSRS) pre-tax carrying charge of approximately 9.1 percent. Kansas Gas Service is already recovering $2.9 million from customers through the GSRS, therefore, this order represents a total base rate increase of $21.5 million.

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ONE Gas Announces Fourth-quarter and Full-year 2018 Financial Results

February 20, 2019

Still outstanding is whether Kansas Gas Service should be required to refund to customers the tax reform regulatory liability accrued pursuant to the KCC order. In accordance with Kansas law, the KCC has until Feb. 25, 2019, to rule on the tax refund issue.

In November 2018, Kansas Gas Service submitted an application to the KCC requesting approval of its contract to own, operate and maintain the natural gas distribution system at Fort Riley, a United States Army installation. The KCC has up to 240 days to consider Kansas Gas Service’s filing.

In August 2018, Kansas Gas Service submitted an application to the KCC requesting an increase of approximately $2.4 million related to its GSRS. The KCC approved the increase, and new rates became effective December 2018.

2019 FINANCIAL GUIDANCE

On Jan. 15, 2019, ONE Gas announced that its 2019 net income is expected to be in the range of $174 million to $190 million, or $3.27 to $3.57 per diluted share.

Capital expenditures, including asset removal costs, are expected to be $450 million in 2019, with approximately 70 percent of these expenditures targeted for system integrity and replacement projects.

Rate base in 2019 is expected to average $3.6 billion, with 42 percent in Oklahoma, 29 percent in Kansas and 29 percent in Texas. ONE Gas expects to achieve an 8.3 percent return on equity in 2019, which is calculated consistent with utility ratemaking in each jurisdiction.

EARNINGS CONFERENCE CALL AND WEBCAST

The ONE Gas executive management team will conduct a conference call on Thurs., Feb. 21, 2019, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). The call also will be carried live on the ONE Gas website.

To participate in the telephone conference call, dial 888-220-8451, pass code 3801822, or log on to www.onegas.com.

If you are unable to participate in the conference call or the webcast, a replay will be available on the ONE Gas website, www.onegas.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, pass code 3801822.

LINK TO EARNINGS TABLES

http://www.onegas.com/~/media/OGS/Earnings/2018/Q4-YearEnd_2018_OGS_fnx30S23QXTtGc9u7.pdf

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ONE Gas Announces Fourth-quarter and Full-year 2018 Financial Results

February 20, 2019

NON-GAAP INFORMATION

ONE Gas has disclosed net margin in this news release, which is a non-GAAP financial metric, used to measure the company's financial performance. Net margin is comprised of total revenues less cost of natural gas. Cost of natural gas includes commodity purchases, fuel, storage, transportation and other gas purchase costs recovered through our cost of natural gas regulatory mechanisms, as required by our regulators, and does not include an allocation of general operating costs or depreciation and amortization. In addition, our cost of natural gas regulatory mechanisms provide a method of recovering natural gas costs on an ongoing basis without a profit. Therefore, although our revenues will fluctuate with the cost of gas that we pass through to our customers, net margin is not affected by fluctuations in the cost of natural gas. Accordingly, we routinely use net margin in the analysis of our financial performance. We believe that net margin provides investors a more relevant and useful measure to analyze our financial performance as a 100 percent regulated natural gas utility than total revenues because the change in the cost of natural gas from period to period does not impact our net margin. A reconciliation of net margin to the most directly comparable GAAP measure is included as a table at the end of the earnings tables accompanying this release.

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ONE Gas, Inc. (NYSE: OGS) is a stand-alone, 100-percent regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index, and is one of the largest natural gas utilities in the United States.

ONE Gas provides natural gas distribution services to more than 2 million customers in Oklahoma, Kansas and Texas.

ONE Gas is headquartered in Tulsa, Okla., and its divisions include Oklahoma Natural Gas, the largest natural gas distributor in Oklahoma; Kansas Gas Service, the largest in Kansas, and Texas Gas Service, the third largest in Texas, in terms of customers.

Its largest natural gas distribution markets by customer count are Oklahoma City and Tulsa, Okla.; Kansas City, Wichita and Topeka, Kan.; and Austin and El Paso, Texas. ONE Gas serves residential, commercial, industrial, transportation and wholesale customers in all three states.

For more information, visit the website at http://www.ONEGas.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "should," "goal," "forecast," "guidance," "could," "may," "continue," "might," "potential," "scheduled," "likely," and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied

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ONE Gas Announces Fourth-quarter and Full-year 2018 Financial Results

February 20, 2019

by forward-looking statements.  Those factors may affect our operations, markets, products, services and prices.  In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	our ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our regulated rates;

•	our ability to manage our operations and maintenance costs;

•	changes in regulation of natural gas distribution services, particularly those in Oklahoma, Kansas and Texas;

•	the economic climate and, particularly, its effect on the natural gas requirements of our residential and commercial industrial customers;

•	competition from alternative forms of energy, including, but not limited to, electricity, solar power, wind power, geothermal energy and biofuels;

•	conservation and energy storage efforts of our customers;

•	variations in weather, including seasonal effects on demand, the occurrence of storms and disasters, and climate change;

•
indebtedness could make us more vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantage compared with competitors;

•
our ability to secure reliable, competitively priced and flexible natural gas transportation and supply, including decisions by natural gas producers to reduce production or shut-in producing natural gas wells and expiration of existing supply, and transportation and storage arrangements that are not replaced with contracts with similar terms and pricing;

•	the mechanical integrity of facilities operated;

•	operational hazards and unforeseen operational interruptions;

•	adverse labor relations;

•
the effectiveness of our strategies to reduce earnings lag, margin protection strategies and risk mitigation strategies, which may be affected by risks beyond our control such as commodity price volatility and counterparty creditworthiness;

•	our ability to generate sufficient cash flows to meet all our liquidity needs;

•
changes in the financial markets during the periods covered by the forward-looking statements, particularly those affecting the availability of capital and our ability to refinance existing debt and fund investments and acquisitions;

•	actions of rating agencies, including the ratings of debt, general corporate ratings and changes in the rating agencies’ ratings criteria;

•	changes in inflation and interest rates;

•	our ability to recover the costs of natural gas purchased for our customers;

•	impact of potential impairment charges;

•	volatility and changes in markets for natural gas;

•	possible loss of LDC franchises or other adverse effects caused by the actions of municipalities;

•	payment and performance by counterparties and customers as contracted and when due;

•	changes in existing or the addition of new environmental, safety, tax and other laws to which we and our subsidiaries are subject;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	advances in technology, including technologies that increase efficiency or that improve electricity’s competitive position relative to natural gas;

•	population growth rates and changes in the demographic patterns of the markets we serve;

•	acts of nature and the potential effects of threatened or actual terrorism and war;

•	cyber attacks or breaches of technology systems that could disrupt our operations or result in the loss or exposure of confidential or sensitive customer, employee or company information;

•	the sufficiency of insurance coverage to cover losses;

•	the effects of our strategies to reduce tax payments;

•	the effects of litigation and regulatory investigations, proceedings, including our rate cases, or inquiries and the requirements of our regulators as a result of the Tax Cuts and Jobs Act of 2017;

•	changes in accounting standards;

•	changes in corporate governance standards;

•	discovery of material weaknesses in our internal controls;

•	our ability to comply with all covenants in our indentures and the ONE Gas Credit Agreement, a violation of which, if not cured in a timely manner, could trigger a default of our obligations;

•	our ability to attract and retain talented employees, management and directors;

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ONE Gas Announces Fourth-quarter and Full-year 2018 Financial Results

February 20, 2019

•	declines in the discount rates on, declines in the market value of the debt and equity securities of, and increases in funding requirements for, our defined benefit plans;

•
the ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture;

•
the final resolutions or outcomes with respect to our contingent and other corporate liabilities related to the natural gas distribution business and any related actions for indemnification made pursuant to the Separation and Distribution Agreement with ONEOK; and

•	the costs associated with increased regulation and enhanced disclosure and corporate governance requirements pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part 1, Item 1A, Risk Factors, in our Annual Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

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ONE Gas Announces Fourth-quarter and Full-year 2018 Financial Results

February 20, 2019

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2018	2017	2018	2017
	(Thousands of dollars, except per share amounts)

Total revenues	$464,466	$462,394	$1,633,731	$1,539,633

Cost of natural gas	218,802	210,006	714,636	614,501

Operating expenses
Operations and maintenance	109,599	106,260	411,702	399,290
Depreciation and amortization	41,095	38,596	160,086	151,889
General taxes	14,115	13,707	58,878	57,225
Total operating expenses	164,809	158,563	630,666	608,404
Operating income	80,855	93,825	288,429	316,728
Other expense, net	(5,072)	(3,503)	(11,359)	(14,525)
Interest expense, net	(14,585)	(11,784)	(51,305)	(46,065)
Income before income taxes	61,198	78,538	225,765	256,138
Income taxes	(16,494)	(31,419)	(53,531)	(93,143)
Net income	$44,704	$47,119	$172,234	$162,995

Earnings per share
Basic	$0.85	$0.90	$3.27	$3.10
Diluted	$0.84	$0.89	$3.25	$3.08

Average shares (thousands)
Basic	52,739	52,455	52,693	52,527
Diluted	53,206	52,967	53,029	52,979
Dividends declared per share of stock	$0.46	$0.42	$1.84	$1.68

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ONE Gas Announces Fourth-quarter and Full-year 2018 Financial Results

February 20, 2019

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Unaudited)	2018	2017
Assets	(Thousands of dollars)
Property, plant and equipment
Property, plant and equipment	$6,073,143	$5,713,912
Accumulated depreciation and amortization	1,789,431	1,706,327
Net property, plant and equipment	4,283,712	4,007,585
Current assets
Cash and cash equivalents	21,323	14,413
Accounts receivable, net	295,421	298,768
Materials and supplies	44,333	39,672
Natural gas in storage	107,295	130,154
Regulatory assets	54,420	88,180
Other current assets	20,495	17,807
Total current assets	543,287	588,994
Goodwill and other assets
Regulatory assets	437,479	405,189
Goodwill	157,953	157,953
Other assets	46,211	47,157
Total goodwill and other assets	641,643	610,299
Total assets	$5,468,642	$5,206,878

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ONE Gas Announces Fourth-quarter and Full-year 2018 Financial Results

February 20, 2019

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS
(Continued)
	December 31,	December 31,
(Unaudited)	2018	2017
Equity and Liabilities	(Thousands of dollars)
Equity and long-term debt
Common stock, $0.01 par value: authorized 250,000,000 shares; issued 52,598,005 shares and outstanding 52,564,902 shares at December 31, 2018; issued 52,598,005 shares and outstanding 52,312,516 shares at December 31, 2017	$526	$526
Paid-in capital	1,727,492	1,737,551
Retained earnings	320,869	246,121
Accumulated other comprehensive loss	(4,086)	(5,493)
Treasury stock, at cost: 33,103 shares at December 31, 2018 and 285,489 shares at December 31, 2017	(2,145)	(18,496)
Total equity	2,042,656	1,960,209
Long-term debt, excluding current maturities, and net of issuance costs of $11,457 and $8,033, respectively	1,285,483	1,193,257
Total equity and long-term debt	3,328,139	3,153,466
Current liabilities
Notes payable	299,500	357,215
Accounts payable	174,510	143,681
Accrued interest	18,924	18,776
Accrued taxes other than income	47,640	41,324
Accrued liabilities	30,294	30,058
Regulatory liabilities	48,394	9,438
Customer deposits	61,183	60,811
Other current liabilities	18,446	12,027
Total current liabilities	698,891	673,330
Deferred credits and other liabilities
Deferred income taxes	652,426	599,945
Regulatory liabilities	520,866	519,421
Employee benefit obligations	178,720	172,938
Other deferred credits	89,600	87,778
Total deferred credits and other liabilities	1,441,612	1,380,082
Commitments and contingencies
Total liabilities and equity	$5,468,642	$5,206,878

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ONE Gas Announces Fourth-quarter and Full-year 2018 Financial Results

February 20, 2019

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Years Ended December 31,
(Unaudited)	2018	2017
	(Thousands of dollars)
Operating activities
Net income	$172,234	$162,995
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	160,086	151,889
Deferred income taxes	53,242	92,393
Share-based compensation expense	8,195	8,876
Provision for doubtful accounts	8,506	7,323
Changes in assets and liabilities:
Accounts receivable	(5,159)	(15,147)
Materials and supplies	(4,661)	(5,588)
Natural gas in storage	22,859	(4,722)
Asset removal costs	(52,855)	(52,376)
Accounts payable	36,885	1,945
Accrued interest	148	(78)
Accrued taxes other than income	6,316	(1,247)
Accrued liabilities	236	7,127
Customer deposits	372	(398)
Regulatory assets and liabilities	109,437	29,250
Employee benefit obligation	(50,100)	(118,095)
Other assets and liabilities	1,953	(10,347)
Cash provided by operating activities	467,694	253,800
Investing activities
Capital expenditures	(394,450)	(356,361)
Other	—	618
Cash used in investing activities	(394,450)	(355,743)
Financing activities
Borrowings (repayment) on notes payable, net	(57,715)	212,215
Repurchase of common stock	—	(17,512)
Issuance of debt, net of discounts	395,648	—
Long-term debt financing costs	(4,324)	—
Issuance of common stock	4,803	4,457
Repayment of long-term debt	(300,000)	—
Dividends paid	(96,594)	(87,951)
Tax withholdings related to net share settlements of stock compensation	(8,152)	(9,516)
Cash provided by (used in) financing activities	(66,334)	101,693
Change in cash and cash equivalents	6,910	(250)
Cash and cash equivalents at beginning of period	14,413	14,663
Cash and cash equivalents at end of period	$21,323	$14,413
Supplemental cash flow information:
Cash paid for interest, net of amounts capitalized	$49,371	$44,436
Cash paid (received) for income taxes, net	$800	$(1,389)

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ONE Gas Announces Fourth-quarter and Full-year 2018 Financial Results

February 20, 2019

ONE Gas, Inc.
INFORMATION AT A GLANCE
	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2018	2017	2018	2017
	(Millions of dollars, except as noted)
Financial
Net margin	$245.7	$252.4	$919.1	$925.1
Operating costs	$123.8	$120.0	$470.6	$456.5
Depreciation and amortization	$41.1	$38.6	$160.1	$151.9
Operating income	$80.8	$93.8	$288.4	$316.7
Capital expenditures	$115.2	$107.3	$394.5	$356.4
Asset removal costs	$13.7	$14.5	$52.9	$52.4

Net margin on natural gas sales	$208.1	$217.2	$777.8	$794.6
Transportation revenues	$30.2	$27.8	$109.7	$100.9
Other revenues	$7.4	$7.4	$31.6	$29.6

Volumes (Bcf)
Natural gas sales
Residential	44.3	36.3	128.4	99.9
Commercial and industrial	12.9	10.5	40.7	32.2
Wholesale and public authority	1.0	0.7	2.5	1.9
Total sales volumes delivered	58.2	47.5	171.6	134.1
Transportation	58.3	53.0	220.9	209.6
Total volumes delivered	116.5	100.5	392.5	343.7

Average number of customers (in thousands)
Residential	2,003	1,989	2,005	1,993
Commercial and industrial	158	157	159	158
Wholesale and public authority	3	3	3	3
Transportation	12	12	12	12
Total customers	2,176	2,161	2,179	2,166

Heating Degree Days
Actual degree days	4,357	3,604	10,521	8,184
Normal degree days	3,924	3,927	9,959	9,938
Percent colder (warmer) than normal weather	11.0%	(8.2)%	5.6%	(17.6)%

Statistics by State
Oklahoma
Average number of customers (in thousands)	877	871	877	871
Actual degree days	1,553	1,272	3,771	2,849
Normal degree days	1,296	1,296	3,263	3,264
Percent colder (warmer) than normal weather	19.8%	(1.9)%	15.6%	(12.7)%

Kansas
Average number of customers (in thousands)	636	635	639	638
Actual degree days	2,004	1,744	5,012	4,088
Normal degree days	1,909	1,909	4,914	4,889
Percent colder (warmer) than normal weather	5.0%	(8.6)%	2.0%	(16.4)%

Texas
Average number of customers (in thousands)	663	655	663	657
Actual degree days	800	588	1,738	1,247
Normal degree days	719	722	1,782	1,785
Percent colder (warmer) than normal weather	11.3%	(18.6)%	(2.5)%	(30.1)%

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ONE Gas Announces Fourth-quarter and Full-year 2018 Financial Results

February 20, 2019

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

Reconciliation of total revenues to net margin (non-GAAP)

	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2018	2017	2018	2017
	(Thousands of dollars)
Total revenues	$464,466	$462,394	$1,633,731	$1,539,633
Cost of natural gas	218,802	210,006	714,636	614,501
Net margin	$245,664	$252,388	$919,095	$925,132